Exhibit 99.1

Independent Auditors’ Report

The Board of Managers and Members
ASAlliances Biofuels, LLC:

We have audited the accompanying consolidated balance sheets of ASAlliances Biofuels, LLC and subsidiaries (a development-stage company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended and for the period from December 21, 2004 (inception) to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ASAlliances Biofuels, LLC and subsidiaries (a development-stage company) as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended and for the period from December 21, 2004 (inception) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Dallas, Texas
April 26, 2007

ASALLIANCES BIOFUELS, LLC AND SUBSIDIARIES
(A Development-Stage Company)

Consolidated Balance Sheets

December 31, 2006 and 2005

	2006	2005
Assets
Cash	$255,809	—
Restricted cash	6,752,073	—
Other current assets	282,316	—
Total current assets	7,290,198	—
Property, plant, and equipment:
Land	2,896,356	—
Construction in process	221,050,074	2,939,202
Leasehold improvements	22,495	—
Machinery & equipment	49,772	—
Office furniture & fixtures	171,399	—
	224,190,096	2,939,202
Accumulated depreciation	(3,472)	—
	224,186,624	2,939,202
Debt issuance cost, net	14,578,547	964,025
Deferred offering costs	—	324,836
Restricted cash	3,402,927	—
Interest rate swap	200,184
Deposits	131,845	—
Total assets	$249,790,325	4,228,063
Liabilities and Members’ Equity
Liabilities:
Bridge note	$5,209,223	—
Accounts payable	58,405,606	3,415,467
Related party payable	—	1,364,021
Accrued interest payable	1,679,820	—
Other current liabilities	581,009	—
Total current liabilities	65,875,658	4,779,488
Long term debt	109,048,565	—
Total liabilities	174,924,223	4,779,488
Members’ equity:
Class A units, 10% cumulative preferred return, voting, committed 600,006 units, issued 582,107 units at December 31, 2006	59,363,144	—
Class B units, voting, committed 255,994 units, issued 252,894 units at December 31, 2006	16,808,702	—
Class C units, nonvoting, committed and issued 144,000 units at December 31, 2006	—	—
Founders’ deficit	(1,305,744)	(551,425)
Total members’ equity (deficit)	74,866,102	(551,425)
Commitments and contingencies
Total liabilities and members’ equity	$249,790,325	4,228,063

See accompanying notes to consolidated financial statements.

ASALLIANCES BIOFUELS, LLC AND SUBSIDIARIES
(A Development-Stage Company)

Consolidated Statements of Operations

	Year ended December 31		Inception through December 31,
	2006	2005	2006
Selling, general, and administrative expenses	$14,697,755	600,792	15,298,547
Loss from operations	(14,697,755)	(600,792)	(15,298,547)
Other income (expense):
Depreciation and amortization	(3,472)	—	(3,472)
Interest expense	(2,415,415)	—	(2,415,415)
Interest income	473,781	—	473,781
Unrealized gain on interest rate swap	200,184	—	200,184
Net loss	$(16,442,677)	(600,792)	(17,043,469)
Basic and diluted net loss per unit:
Class A	$—
Class B	(88.04)
Class C	—
Basic and diluted weighted average number of units outstanding:
Class A	450,222
Class B	178,163
Class C	129,403
Pro forma data, as if the Company were a taxable entity (unaudited):
Net loss as reported	$(16,442,677)
Pro forma income taxes	—
Pro forma net loss	$(16,442,677)
Pro forma basic and diluted loss per share	$—

See accompanying notes to consolidated financial statements.

ASALLIANCES BIOFUELS, LLC AND SUBSIDIARIES
(A Development-Stage Company)

Consolidated Statements of Cash Flows

	Year ended December 31		Inception through December 31,
	2006	2005	2006
Cash flows from operating activities:
Net loss	$(16,442,677)	(600,792)	(17,043,469)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized gain on interest rate swap	(200,184)	—	(200,184)
Allocation of indirect founders’ costs	3,061	49,367	52,428
Write-off of offering costs	788,511	—	788,511
Write-off of loan costs	230,757	—	230,757
Amortization of debt issuance costs	762,247	—	762,247
Depreciation	3,472	—	3,472
Changes in assets and liabilities:
Increase in other current assets	(282,316)	—	(282,316)
Increase in accounts payable	1,079	—	1,079
Increase in accrued liabilities and interest payable	2,260,829	475,393	2,736,222
Increase in deposits	(131,845)	—	(131,845)
Increase in related party payable	—	76,032	76,032
Net cash used in operating activities	(13,007,066)	—	(13,007,066)
Cash flows from investing activities:
Purchase of property, plant and equipment	(157,287,431)	—	(157,287,431)
Increase in restricted cash	(10,155,000)	—	(10,155,000)
Net cash used in investing activities	(167,442,431)	—	(167,442,431)
Cash flows from financing activities:
Proceeds from issuance of bridge note	5,209,223	—	5,209,223
Proceeds from issuance of long-term debt	109,048,565	—	109,048,565
Issuance of units	84,681,636	—	84,681,636
Equity issuance costs	(6,689,208)	—	(6,689,208)
Debt issuance costs	(10,180,889)	—	(10,180,889)
Repayment of related party advances	(1,364,021)	—	(1,364,021)
Net cash provided by financing activities	180,705,306	—	180,705,306
Net increase in cash	255,809	—	255,809
Cash at beginning of period	—	—	—
Cash at end of period	$255,809	—	255,809
Cash paid for interest	2,702,920	—	2,702,920
Noncash investing and financing activities:
Issuance of class B units in connection with subordinated notes	$5,220,000	—	5,220,000
Contribution of land in exchange for class B units	681,040	—	681,040
Equity issuance costs paid by related party	—	324,836	324,836
Issuance of class B units for construction payables	7,500,000	—	7,500,000
Increase in property, plant, and equipment and related accounts payable and accrued liabilities	54,989,060	2,939,202	57,928,262
Capitalized interest in construction in process from debt issuance amortization	793,363	—	793,363
Deferred financing costs	—	964,025	964,025

See accompanying notes to consolidated financial statements.

ASALLIANCES BIOFUELS, LLC AND SUBSIDIARIES
(A Development-Stage Company)

Consolidated Statements of Changes in Members’ Equity

Years ended December 31, 2006 and 2005

	Founding members	Class A	Class B	Class C	Total members’ equity
Balance, December 31, 2004	$—	—	—	—	—
Founders’ contributions	49,367	—	—	—	49,367
Equity issuance cost	—	—	—	—	—
Net loss	(600,792)	—	—	—	(600,792)
Balance, December 31, 2005	(551,425)	—	—	—	(551,425)
Founders’ contributions	3,061	—	—	—	3,061
Issuance of units	—	63,293,019	29,569,657		92,862,676
Equity issuance cost	—	(3,929,875)	(2,295,658)	—	(6,225,533)
Issue units in connection with subordinated notes	—	—	5,220,000	—	5,220,000
Net loss	(757,380)	—	(15,685,297)	—	(16,442,677)
Balance, December 31, 2006	$(1,305,744)	59,363,144	16,808,702	—	74,866,102

See accompanying notes to consolidated financial statements.

ASALLIANCES BIOFUELS, LLC AND SUBSIDIARIES
(A Development-Stage Company)

Notes to Consolidated Financial Statements

December 31, 2006 and 2005

(1)	Nature of Business and Significant Accounting Policies

Nature of Business

ASAlliances Biofuels, LLC and subsidiaries, a development-stage company (the Company), and a Delaware limited liability company, formerly known as Demeter Enterprises, LLC, was formed on December 21, 2004 (inception). The Company will produce ethanol and distillers grains, which is a co-product of ethanol production. From inception to December 31, 2006, substantially all of the operations of the Company relate to obtaining financing for and construction of its first three ethanol plants, located in Albion, Nebraska; Bloomingburg, Ohio; and Linden, Indiana.

Prior to the capitalization transaction that occurred on February 6, 2006 (refer to note 2), ASAH GP, LLC (ASAH) and its related entities (collectively, the Founders) paid for costs incurred on behalf of the Company.

The Company is considered a development-stage company because it has not commenced operations, hired the full complement of personnel to operate its facilities, or generated revenues from its planned principal operations. As a development-stage company, the Company is dependent upon significant financing to provide the capital necessary to execute its business plan.

The Company believes that based on projected commencement dates of ethanol production and its financial forecasts, it has adequate sources of capital and financing to complete construction of the first three plants and support operations for fiscal 2007. However, there can be no assurances that such amounts will be adequate. Additionally, the Company has not secured financing for the three additional planned facilities discussed in note 4.

Significant Accounting Policies

(a)	Basis of Presentation

The accompanying consolidated financial statements include direct costs incurred by the Founders related to the activities of the Company. Such costs were incurred beginning in April 2005 and were reimbursed by the Company in February 2006. The consolidated financial statements also include an allocation of certain indirect costs incurred by the Founders, primarily legal costs, rent and other overhead, which were not reimbursed by the Company. These amounts are considered capital contributions and are included in Founders’ contributions, a component of members’ equity. Management believes the amounts allocated are reasonable and reflect indirect costs associated with the Company.

(b)	Principles of Consolidation

The consolidated financial statements include the financial statements of ASAlliances Biofuels, LLC and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(c)	Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of operating cash accounts and a money market instrument with an initial maturity of three months or less. Certain of the Company’s cash accounts are restricted and may only be used to pay interest on the subordinated notes.

(d)	Property, Plant, and Equipment

Property, plant, and equipment consists of land, leasehold improvements, machinery and equipment, office furniture and fixtures, and construction in progress and is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets beginning from the date the assets are placed in service. The estimated useful lives of assets are as follows.

Office equipment	5 years
Machinery and equipment	7-10 years
Buildings	15-40 years
Leasehold improvements	Term of underlying lease

At December 31, 2006, accounts payable and other current liabilities included approximately $54,989,060 related to the Company’s construction activities. All such amounts are expected to be paid in 2007.

The Company capitalizes interest during the period of construction as part of the cost of the constructed asset. Interest capitalized amounted to approximately $4,105,708 for the year ended December 31, 2006.

(e)	Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-lived Assets, long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the earning amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company has not recognized any impairments of long lived assets during the period from inception through December 31, 2006.

(f)	Asset Retirement Obligation

In accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, the Company recognizes asset retirement obligations, including conditional asset retirement obligations, if the legal obligation exists to perform asset retirement activities and a reasonable estimate of the fair value of the obligation can be made. No asset retirement obligations were recognized as of December 31, 2006.

(g)	Other Current Assets

Prepaid expenses consist primarily of prepaid insurance premiums.

(h)	Debt Issuance Costs

Debt issuance costs consist of costs incurred related to the senior credit facility, the bridge facility and subordinated notes, including an amount attributable to Class B units issued to the purchasers of the subordinated notes. Debt issuance costs related to the senior credit facility and subordinated notes will be amortized over the term of the related debt using a straight-line method of amortization during the construction phase, and an interest method upon conversion to term loans. Amortization of debt issuance costs commenced February 6, 2006 and amounted to $1,555,610 for the year ended December 31, 2006. Approximately $762,000 is included in interest expense in the accompanying consolidated statement of operations and the remainder has been capitalized and included in construction in progress in the accompanying consolidated balance sheet.

In September 2006, the Company wrote off $230,757 of unamortized debt issuance costs relating to a creditor that withdrew from the syndicate group. Such amount is included in interest expense in the accompanying consolidated statement of operations. In connection with this transaction, the Company paid $218,000 to a replacement creditor which was included in debt issuance costs, net.

At December 31, 2005, the Company had $964,025 of deferred financing costs that were directly attributable to the debt entered into on February 6, 2006 and no amounts had been amortized. When the capitalization transaction occurred, this amount was reclassified to debt issuance costs.

(i)	Deferred Offering Costs

Deferred offering costs at December 31, 2005 represent costs incurred that were directly attributable to the February 6, 2006 capitalization transaction, which was reclassified to members’ equity as a reduction to the proceeds from issuance of the members’ interests. The costs incurred by the Company attributable to the Company’s planned initial public offering were expensed and included in selling, general and administrative expenses as the Company has delayed its offering.

(j)	Other Current Liabilities

Accrued liabilities at December 31, 2006 represent legal costs, retainage fees and other professional fees incurred which have not been invoiced.

(k)	Derivative Instruments and Hedging Activities

The Company accounts for derivatives and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This statement requires that all derivatives be recorded on the balance sheet at fair value, and permits hedge accounting to be applied provided that certain criteria are met. The Company has elected not to apply hedge accounting for its interest rate swap, which is the Company’s only derivative instrument at December 31, 2006.

The Company entered into the interest rate swap on February 6, 2006 to hedge a portion of its variable rate cash flow exposure on its senior credit facility. The notional amount of the swap increases based on expected borrowings under the senior credit facility up to a maximum of 50% of the $275 million senior credit facility. The fair value of the interest rate swap at December 31, 2006 was an asset of $200,184.

(l)	Income Taxes

The Company is treated as a partnership for federal and state income tax purposes. In accordance with federal income tax regulations, no income taxes are levied on a partnership but rather on the individual partners. On May 18, 2006 the State of Texas enacted a new franchise tax that is derived from an income-based measure computed on taxable margin. The new margin tax applies to several business entities, including partnerships. It is effective for tax years ending on or after January 1, 2007. Therefore, no provision or liability for federal or state income taxes has been included in the accompanying consolidated financial statements.

(m)	Loss per Unit

Loss per unit has been calculated using basic and diluted weighted average units outstanding for the year ended December 31, 2006. For the year ended December 31, 2006, basic and weighted average units outstanding were 450,222, 178,162 and 129,403 for Class A, Class B and Class C, respectively. There were no potentially dilutive units outstanding at December 31, 2006. Loss per unit is calculated by dividing net loss by the weighted average units outstanding during the period. Losses subsequent to February 6, 2006 of $15,685,297 were attributed to Class B units in accordance with the limited liability company agreement. Losses prior to February 6, 2006 of $757,380 were attributed to the Founders. There were no units outstanding at December 31, 2005.

(n)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

(o)	Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payments, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based transactions. This statement, which is effective January 1, 2006, is a revision to Statement 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement requires measurement of the cost of employee services received in exchange for shared-based compensation based on the grant-date fair value of the award. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. As of December 31, 2006, no shared-based awards had been granted by the Company.

In December 2004, the FASB issued FASB Statement No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Under this statement, such items will be recognized as current-period charges. In addition, the statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the ethanol plants. This statement is effective for the Company for inventory costs incurred on or after January 1, 2006. The adoption of this statement did not have a significant effect on the Company’s financial statements.

In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections. Statement No. 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to a newly adopted accounting principle. This statement is effective for the Company for all accounting changes and any error corrections occurring after January 1, 2006.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. Statement No. 157 is effective for fiscal years beginning after November 15, 2007. Early adoption is allowed, provided that the reporting entity has not yet issued financial statements (including interim financial statements) for the fiscal year in which Statement No. 157 is adopted. The Company is currently evaluating the requirements of the Standard and has not yet determined the impact on its consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB No. 108), which addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB No. 108 requires registrants to quantify misstatements using both the balance-sheet and income-statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. The Company did not have any uncorrected errors affecting the prior year at December 31, 2006.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial and Financial Liabilities (SFAS 159), which allows entities to choose to measure financial instruments and certain other items at fair value. This statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 159 on the consolidated financial statements.

(p)	Reclassification

Certain amounts from December 31, 2005 have been reclassified to conform to the December 31, 2006 presentation.

(2)	Members’ Equity

On February 6, 2006, the Company entered into an LLC agreement creating new classes of members’ units, and completed a private placement of Class A and B units. The founding members received Class C units in connection with this transaction. The Class A and B members committed to contribute $95.2 million in exchange for their membership units. On February 6, 2006, Class A unit members initially contributed approximately $30.1 million in cash in exchange for 276,699 Class A units and Class B unit members contributed approximately $6.7 million in exchange for 87,963 Class B units. Class A and Class B unit members funded commitments with each subsequent capital call to fund the Company’s operations, which primarily relate to construction costs.

The following table summarizes equity contributions:

	Commitment		Contributions through December 31, 2006		Unfunded commitment
	Units	Amount	Units	Amount	Amount
Class A	600,006	$65,239,910	582,107	$63,293,019	1,946,891
Class B	255,994	30,000,000	252,894	29,569,657	430,343
Class C	144,000	—	144,000	—	—
	1,000,000	$95,239,910	979,001	$92,862,676	2,377,234

The Company paid certain Class A unit holders an equity fee of $5.0 million in connection with issuance of the A and B units, which was recorded as a reduction of the proceeds received.

The Class C unit member was issued all of its 144,000 units. No consideration was paid by the C unit members for these Founders’ units and, as a result, no value was assigned to these units. The Class C unit member also received a $3.0 million development fee, which is included in selling, general, and administrative expenses in the accompanying condensed consolidated statement of operations for the year ended December 31, 2006.

Class A units have voting rights, receive a 10% preferred return and receive profit allocations and distributions prior to profit allocations for other classes. Class B units have voting rights and have priority over the Class C units in terms of profit allocations and distributions. Class C units do not have voting rights.

The LLC agreement stipulates the profit and loss allocation provisions for each class member. The net loss incurred prior to February 6, 2006 was allocated to Founders’ equity, which represents members’ equity prior to the issuance of new units. In accordance with the LLC agreement, the net loss subsequent to February 6, 2006 was allocated to the Class B units.

In 2005, the Company engaged a third party to identify potential investors in the Company. The Company agreed to pay the third party $963,750 contingent upon closing of the capitalization transaction. Such amount was paid at closing on February 6, 2006, and is reflected as a reduction to proceeds from the private placement in the accompanying consolidated balance sheet at December 31, 2006.

(3)	Debt

Debt consists of the following:

	December 31
	2006	2005
Long-term debt:	$41,363,077	—
Subordinated notes	67,685,488	—
Senior credit facility	$109,048,565	$—
Bridge note	$5,209,223	—

(a)	Subordinated Notes

On February 6, 2006, the Company entered into a subordinated note agreement with certain Class A and Class B unit members, committing to $62.5 million aggregate principal amount of subordinated notes with an interest rate of 17% and a maturity of eight years. The purchasers of the notes also received 40,000 Class B Units. The Company paid the creditors a debt fee of $1.3 million at closing, which was recorded as debt issuance costs in the accompanying condensed consolidated balance sheets.

Interest on the subordinated notes at the rate of 11% per annum is payable in cash quarterly in arrears, with the remaining 6% of the interest payable to the extent permitted under the senior credit facility from excess cash flow after completion of the first three plants. In the event that the Company does not have sufficient excess cash flows to make the quarterly payments of the additional interest, the amounts accrue and are due upon the maturity of the notes. Principal payments of the subordinated notes are payable quarterly beginning with the first quarter after construction of the plants is complete based on the availability of excess cash flows, with a final principal payment due on February 6, 2015.

The subordinated debt may be prepaid at the Company’s option, or the occurrence of certain events specified in the agreement, at a price equal to the principal amount of such subordinated debt, plus accrued interest on the amount prepaid, plus a prepayment fee on the principal amount of the subordinated debt being prepaid equal to 4% until February 6, 2007. The prepayment fee is reduced 1% on each February 6, until 2011, when the prepayment fee is zero.

At December 31, 2006, the Company had received $41,363,077 in proceeds from the subordinated debt holders. Approximately $21 million of additional proceeds are available to fund construction costs after the capital contributions have been received for each ethanol plant.

The subordinated note agreement was amended for certain conditions, including extending the time to furnish financial information on an interim and annual basis and providing documentation for the receipt of air and water permits for the plants and other documentation conditions. None of the modifications in the amendment affected amounts available for borrowing, the repayment terms, or the interest rate.

(b)	Senior Credit Facility

On February 6, 2006, the Company entered into a senior credit facility (Senior Credit Facility) with banks, institutional investors and other financial institutions for a maximum aggregate principal amount of $275 million. Borrowings under the Senior Credit Facility will be used for the development, engineering, construction and operation of the Company’s Linden, Albion and Bloomingburg plants in two tranches: Tranche A for $175 million and Tranche B for $100 million. Any amounts not utilized for the related plant may be used at the Company’s option for any of the other of these three plants. The Company paid the creditors approximately $5.7 million in fees at the execution of the agreement on February 6, 2006 and these amounts are included in debt issuance costs in the accompanying condensed consolidated balance sheet. The construction loans are available until the earlier of the completion of such plant or March 15, 2008.

At December 31, 2006, the Company had received $43,310,663 and $24,374,825 in proceeds from the Senior Credit Facility from the Tranche A and Tranche B loans, respectively.

Upon completion of each plant and full payment of all costs thereto and the satisfaction of certain other conditions, the construction loans may be converted into term loans. Amounts borrowed and repaid under the Senior Credit Facility may not be re-borrowed.

Tranche A loans under the Senior Credit Facility bear interest at the Company’s option at the administrative agent’s base rate (which is the higher of the federal funds effective rate and the administrative agent’s prime rate) plus 1.50% per annum or a Eurodollar rate based on LIBOR plus 2.50% per annum. Tranche B loans under the Senior Credit Facility bear interest at the Company’s option at the administrative agent base rate plus 3.50% per annum or LIBOR plus 4.50% per annum. The Company elected to pay interest based on LIBOR plus 2.50% (7.86% at December 31, 2006) and LIBOR plus 4.50% (9.86% at December 31, 2006) related to Tranche A and Tranche B, respectively. The Company entered into the interest rate swap on February 7, 2006 to hedge a portion of its variable rate cash flow exposure on its Senior Credit Facility. The notional amount of the swap increases based on expected borrowings under the Senior Credit Facility up to a maximum of 50% of the $275 million Senior Credit Facility. The Company pays quarterly commitment fees of 0.50% per annum based on the average daily unused amount of the construction loan commitments under the Senior Credit Facility. Commitment fees for the year ended December 31, 2006 were $1,170,429, and such amount is included in interest expense in the accompanying condensed consolidated statements of operations. The Company also pays an agent fee of $125,000 per year.

The obligations under the Senior Credit Facility are secured by the assets of the Company and a pledge of all of the equity interests in the Company’s subsidiaries.

The obligations under the Senior Credit Facility are senior in right of payment to the subordinated notes. In the event that the construction loans are not converted into term loans, they mature and are due and payable on March 15, 2008. If converted, the tranche A term loans would be payable in equal quarterly installments of principal of $2,625,000 and the tranche B term loans would be payable in equal quarterly installments of principal of $1,500,000, with accrued interest on the unpaid loans commencing with the date the construction loans are converted to term loans in accordance with the terms of the Senior Credit Facility and ending on the earlier of 78 months after the term loan conversion date and June 30, 2014.

After the construction loans have converted to term loans, the Senior Credit Facility requires the Company to prepay the terms loans each quarter based on a percentage of the Company’s excess cash flows as defined in the Senior Credit Facility.

The Senior Credit Facility contains various covenants that, among other restrictions, limit the Company’s ability and the ability of its subsidiaries to make distributions and pay dividends; incur indebtedness and swap and hedge obligations; grant or assume liens; make certain investments; change the nature of the Company’s business; issue equity interest in the Company not pledged to the lenders; and sell, transfer, assign or convey assets, or engage in certain mergers or acquisitions.

The Senior Credit Facility contains customary events of default and also includes events of default for failure to complete the plants by the earlier of 22 months from the date of the first borrowing and March 15, 2008; defaults on other indebtedness by the Company or Cargill; and certain changes of control.

The Company had not satisfied conditions to funding in the Senior Credit Facility related to (i) air permits for the Linden, Albion and Bloomingburg plants (ii) the commencement of work by the builder at the Albion and Linden plants prior to accepting the notice to proceed for the Albion design-build contract and the Linden design-build contract, (iii) the final work schedule for the Bloomingburg plant which had not yet been completed, and (iv) noncompliance with certain administrative representations, warranties and covenants, as noted below.

In addition to the conditions set forth above, the Company did not fully comply with certain administrative representations, warranties and covenants. In particular, the Company (i) did not enter into two agreements for the Linden plant by the date required in the Senior Credit Facility, (ii) did not give prior notice to use certain subcontractors not listed in the design-build contracts (iii) did not deliver the financial statements and compliance certificate within 45 days of the end of the first fiscal quarter of 2006, (iv) did not provide copies of change orders and monthly progress reports with respect to the design-build contracts within the time periods required by the Senior Credit Facility, (v) did not provide certified copies of certain governmental approvals obtained since the closing date, and (vi) did not provide notice of events of default that may have arisen as the result of the above, along with a compliance plan, as required pursuant to the Senior Credit Facility.

On August 31, 2006, the Company received waivers from the lenders that waive or extend the applicability of conditions to funding in the Senior Credit Facility for which the Company was not in compliance, and waive noncompliance or extend the compliance date with the administrative representations, warranties and covenants described above to November 2006.

In December 2006, the Company received additional waivers to extend the compliance dates for certain of the conditions to borrowing to January 2007 and March 2007 for other conditions. These conditions include providing permits, obtaining certain government approvals, and confirmation of no litigation against the Company. The Company met the conditions to borrowing related to the January 2007 extended compliance date. The conditions to borrowing related to the March 2007 extended compliance date were not met.

In April 2007, the Company received a waiver to extend the compliance date for resolution of the air and water permits for Bloomingburg to May 15, 2007. The Company and a third party, who originally challenged the permits, reached a settlement agreement related to the Bloomingburg air and water permits in April 2007. The extension of the condition to borrowing for Bloomingburg allows the courts its required posting period to enable the permits to be final and not appealable. Management believes that the conditions to borrowing will be met by the extended compliance date.

The Company did not meet its financial covenant to provide audited financial statements of its subsidiaries within 105 days after year end. The Company also received an extension to provide those audited financial statements by May 15, 2007.

The Senior Credit Facility was amended for certain conditions, including conditions to borrowing, extending the time to furnish financial information on an interim and annual basis, and other documentation conditions. None of the modifications in the amendment affected amounts available for borrowing, the repayment terms or interest rate.

(c)	Bridge Loan

In September 2006, the Company entered into a bridge note agreement with certain of the Company’s LLC members to provide up to $7,500,000 of subordinated debt at a stated interest rate of 12% per annum, with a required additional payment at maturity or at an earlier date if repaid prior to maturity to increase the annualized rate of return to 35%. The proceeds of the bridge note are to be used by the Company to pay transaction costs and development costs of three additional planned facilities. At December 31, 2006, the Company had received proceeds of $5,209,223 on the bridge note. The bridge note matures on September 15, 2007 and has a mandatory prepayment in the event of the consummation of an initial public offering or other events affecting the capital structure of the Company. The bridge note automatically converts to Class A units if unpaid by September 15, 2007 equal to the outstanding balance, including accrued interest, divided by the Class A issuance price of approximately $109.

(4)	Related Party Transactions

The Company pays certain unit holders an annual management and administrative fee in the amount of $1,650,000 paid in quarterly installments through February 2012, at which time the fee is reduced to $750,000 per year thereafter. The Company also pays the Founders a $750,000 annual administrative fee, paid quarterly through February 2011. Such fees are included in selling, general and administrative expense in the accompanying consolidated statement of operations, and the unpaid amounts are included in accounts payable.

On February 6, 2006, the Company entered into a lump-sum design-build contract with Fagen, Inc. (Fagen) for the construction and development of each of its ethanol plants. Pursuant to these agreements, the Company will pay Fagen $96.3 million, subject to adjustment, for the construction of each of the ethanol plants.

As described below, the Company entered into several contracts. The contracts described relate to the first three plants located in Albion, Nebraska; Bloomingburg, Ohio; and Linden, Indiana.

On February 6, 2006, the Company entered into various agreements with Cargill, Incorporated and its affiliates (Cargill), including a corn supply agreement. This agreement has a term of twenty years from the date of substantial completion of the ethanol plants. Pursuant to the agreement, Cargill will be the exclusive supplier of corn to each facility. In addition, with respect to each of the three plants, the Company will lease storage space for corn pursuant to a grain facility lease with Cargill. Under this lease, the Company will owe no additional fees to Cargill so long as the corn supply agreement with respect to a particular facility is still in place. The minimum fees owed to Cargill in connection with the corn supply agreement are approximately $2 million per annum per facility. The agreement contains events of default including the Company’s inability to fulfill its payment obligations, the Company becoming insolvent, defaults on its other Cargill agreements, or the purchase of certain amounts of corn from other suppliers.

On February 6, 2006, the Company entered into a contract for the sale and purchase of natural gas with Cargill. This contract has a term of ten years from the date of substantial completion of ethanol plants. Pursuant to the contract, Cargill will be responsible for supplying all of the natural gas to each facility for project needs. Under the contracts, the Company will pay Cargill a fee based on a percentage of the NYMEX settlement price for the natural gas. The agreement contains events of default including the Company’s failure to make its payment obligations, the Company becoming insolvent or failing to take delivery of requested gas.

On February 6, 2006, the Company entered into an ethanol marketing agreement with Cargill. This agreement has a term of ten years from the date of commencement of commercial operations at the ethanol plants. Pursuant to the agreement, Cargill will be the exclusive purchaser and marketer of the Company’s ethanol production. In addition, Cargill will be responsible for the logistics and transportation relating to the marketing of the ethanol. The agreement contains events of default including the Company’s failure to make payment obligations, upon the Company becoming insolvent, ethanol production falling short of agreed amounts or defaults under other Cargill agreements.

On February 6, 2006, the Company entered into a noncompetition agreement, under which Cargill and the Company have agreed, subject to certain exceptions, not to have an ownership interest in any ethanol facilities within a 50-mile radius of each of the Linden, Albion, and Bloomingburg facilities so long as the principal agreements with respect to such facility are in effect.

On February 6, 2006, the Company entered into ten-year advisory agreements with respect to managing the risk of corn and natural gas prices and supplies. Pursuant to these agreements the Company will work with Cargill to develop strategies that it believes mitigate price risk of certain raw materials and energy sources.

On September 15, 2006, the Company entered into an agreement with an entity owned by the Founders (Assignor) to assign to the Company all of the Assignor’s interests in certain agreements related to the development of three additional planned ethanol facilities. Under the terms of this agreement, the Company will pay development fees of approximately $8 million to the Founders upon execution of documents which legally obligate a lender or lenders to provide financing for the construction of each facility. The Assignors have the right to repurchase the interests assigned to the Company if financing is not secured by September 2008. The $8 million development fee has not been accrued in the accompanying financial statements since no such financing has been obtained at December 31, 2006. The Company is pursuing negotiations with construction companies, lenders and service providers for the three additional planned facilities and intends to commence construction during 2007.

(5)	Commitments and Contingencies

The Company’s operations are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdiction in which it operates. These laws require the Company to investigate and remediate the effects of the release or disposal of material at its locations. Accordingly, the Company has adopted practices and procedures in the areas of pollution control, occupational health, and the production, handling, storage, and use of hazardous materials to prevent environmental or other damage, and to limit the financial liability which could result from such events. Environmental liabilities are recorded when the Company’s liability is probable and the costs can be reasonably estimated. No such liabilities were recorded at December 31, 2006.

In December 2006, the Company entered into a water supply agreement with the town of Linden, Indiana to secure a water source for one of its plants. The agreement requires the Company to make scheduled monthly payments from January 2007 to December 2027 that aggregate $5.6 million. The agreement also required the Company to deposit $2 million as a prepayment for future amounts owed. The town of Linden will construct a water supply facility as the sole source of water to the Company’s plant. The Company will record the transaction as a capital lease upon completion of the water supply facility. The agreement also requires the Company to pay the town of Linden for each gallon of water supplied to the Company’s plant.

In connection with certain employment agreements with Company management, the Company has committed to issue options and shares having an aggregate value of $12.75 million contingent upon an initial public offering.

(6)	Risks, Uncertainties, and Concentrations

The Company is dependent on Cargill for its corn supply, natural gas supply, and the purchase of all of the Company’s finished products. The Company believes other suppliers could provide similar raw materials on comparable terms, but a change in suppliers could increase delivery costs which would affect operating results adversely. The Company believes other customers could purchase the Company’s finished products, but a change in customers could affect operating results adversely. Additionally, the Company could experience material losses if Cargill were to default on payments which will be owed to the Company.

The Company is highly dependent upon Fagen and ICM to complete the construction and design of their ethanol plants in Linden, Indiana; Albion, Nebraska; and Bloomingburg, Ohio. Any delay, default or nonperformance by Fagen or ICM of their obligations could adversely affect the Company’s business and results of operations.

(7)	Segment Information

The Company operates in one business segment, the production of ethanol and its co-products